UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2014

U-Vend, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-165972	22-3956444
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1507 7th Street,  Santa Monica, CA 90401, #425
(Address of Principal Executive Office) (Zip Code)

800-467-1496
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 23, 2014, U-Vend, Inc. (“Company”) entered into a twenty-four month equipment lease agreement with Perkin Industries, LLC (“Lessor”) for equipment worth approximately $250,000.  The leased equipment, consisting of self-service electronic kiosks, freezers, and inventory, has been placed in service in the Company’s Southern California region.  As per the terms of the agreement, the Company is obligated to pay $3,125 per month for the term of the agreement representing interest only at a rate of 15% per annum.

The agreement includes a put/call option that allows Lessor at the end of year 1 to put fifty percent (50%) of leased equipment back to the Company for a total of $125,000.  Likewise, the Company shall have the option to call fifty percent (50%) of the equipment from Lessor for purchase at the end of year 1 for a sum of $125,000.  Further, if the year 1 put and/or the year 1 call is exercised, the monthly interest-only payment due under this agreement shall be reduced by fifty percent (50%).

At the end of year 2, Lessor shall have the option to put and Company shall have the option to call the remaining fifty percent (50%), or, if the year 1 put or year 1 call has not been exercised, Lessor shall be permitted to put one hundred percent (100%) and Company shall be permitted to call one hundred percent (100%), of the equipment back to the Company for the purchase price of $125,000 or $250,000, respectively.

In addition, the Lessor received a warrant to purchase 200,000 shares of the Company’s common stock.  The warrant has a term of three years and an exercise price of $0.35.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 (Entry into a Material Definitive Agreement) above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description
10.30	Equipment Lease Agreement between U-Vend, Inc. and Perkin Industries, LLC.
10.31	Perkin Industries, LLC Warrant Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

U-Vend, Inc.

By:	/s/ Raymond Meyers
Raymond Meyers, Chief Executive Officer

Date:      October 30, 2014